Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MRC GLOBAL INC.

MRC Global Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(a) The present name of the Corporation is MRC Global Inc.

(b) The name under which the Corporation was originally incorporated was McJ Holding Corporation.

(c) The Corporation filed its original Certification of Incorporation with the Secretary of State of the State of Delaware on November 20, 2006.

(d) A Certificate of Amendment of the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 30, 2007.

(e) A Certificate of Amendment of the original Certificate of Incorporation, changing the name of the Corporation from “McJ Holding Corporation” to “McJunkin Red Man Holding Corporation”, was filed with the Secretary of State of the State of Delaware on October 31, 2007.

(f) An Amended and Restated Certificate of Incorporation, which amended and restated the original Certificate of Incorporation in its entirety, was filed with the Secretary of State of the State of Delaware on June 17, 2008 (the “First Restated Certificate of Incorporation”).

(g) An Amended and Restated Certificate of Incorporation, which amended and restated the First Restated Certificate of Incorporation in its entirety, was filed with the Secretary of State of the State of Delaware on October 16, 2008 (the “Second Restated Certificate of Incorporation”).

(h) A Certificate of Amendment of the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 15, 2009.

(i) A Certificate of Amendment of the Second Restated Certificate of Incorporation, changing the name of the Corporation from “McJunkin Red Man Holding Corporation” to “MRC Global Inc.”, was filed with the Secretary of State of the State of Delaware on January 10, 2012.

(j) A Certificate of Amendment of the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 29, 2012.

(k) This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Second Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”), and reads in its entirety as follows:

ARTICLE I

Section 1.1 Name. The name of the Corporation is MRC Global Inc.

ARTICLE II

Section 2.1 Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 600,000,000 shares, consisting of:

(a) 500,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”); and

(b) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock, or any series thereof, voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Section 4.3 Common Stock.

(a) Dividends. Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(b) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each outstanding share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, for each share of Common Stock held of record on the books of the Corporation.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation and subject to all rights and preferences, if any, to which the holders of Preferred Stock shall be entitled in the event of a liquidation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to holders of Common Stock ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

Section 5.1 Board of Directors.

(a) Composition. The stockholders shall elect a board of directors (the “Board of Directors”) to oversee the Corporation’s business. The Board of Directors shall be not less than three nor more than 15 directors, the exact number of which shall be fixed, from time to time, by resolution adopted by the affirmative vote of a majority of the entire Board of Directors then in office.

(b) Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(c) Removal. No director may be removed from office (with or without cause) except with the affirmative vote of the holders of not less than 75.0% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(d) Newly-created Directorships and Vacancies. Any newly created directorships on the Board of Directors that result from an increase in the authorized number of directors and any vacancies in the Board of Directors resulting from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy not resulting from an increase in the authorized number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(e) Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.

(f) Written Ballot. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

(g) Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

(h) Election of Directors. All of the directors will be elected annually at the annual meeting of stockholders.

ARTICLE VI

Section 6.1 Indemnification of Directors, Officers, Employees or Agents. The rights conferred upon indemnitees in Article VI of the By-Laws shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of Article VI of the By-Laws or this Section 6.1 of the Amended and Restated Certificate of Incorporation that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VII

Section 7.1 Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(a)	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	under Section 174 of the DGCL; or

(d)	for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Section 8.1 No Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be effected only upon the vote of the stockholders at an annual or special meeting duly called and may not be effected by written consent of the stockholders.

Section 8.2 Special Meetings. Special meetings of stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors then in office or by the Chairman of the Board of Directors.

ARTICLE IX

Section 9.1 Business Opportunities. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to The Goldman Sachs Group, Inc. or any of its affiliates or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and such person shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX. Neither the alteration, amendment or repeal of this Article IX nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE X

Section 10.1 The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2 Notwithstanding the foregoing, at any point in time from and after the date that The Goldman Sachs Group, Inc. and its affiliates, taken together (collectively, “Goldman”) first cease to Beneficially Own (as defined below), including through PVF Holdings LLC (“PVF”), at least 15.0% of the outstanding Common Stock, so long as the Common Stock is registered under Section 12(b) or (g) of the Exchange Act the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 10.3 For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means:

(i)	any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock;

(ii)	any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(iii)	any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and “Beneficial Ownership” shall have the corresponding meaning.

(d) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation

(A)	with the interested stockholder, or

(B)	with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 of this Article X is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except:

(A)	pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such;

(B)	pursuant to a merger under Section 251(g) of the DGCL;

(C)	pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such;

(D)	pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or

(E)	any issuance or transfer of stock by the Corporation;

provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(e) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(f) “Goldman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Goldman or any of its affiliates (including PVF) or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(g) “Goldman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Goldman Direct Transferee or any other Goldman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(h) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that

(i)	is the owner of 15% or more of the outstanding voting stock of the Corporation, or

(ii)	is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include:

(A)	Goldman, PVF, any Goldman Direct Transferee, any Goldman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or

(B)

any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of the votes of such voting stock.

(l) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)	has:

(A)	the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or

(B)	the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

ARTICLE XI

Section 11.1 Amendments of the By-Laws. The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation in accordance with the By-Laws of the Corporation.

ARTICLE XII

Section 12.1 Amendments of the Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any vote otherwise required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75.0% of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Articles VI, VII, IX, X, XI, XII and XIII of this Amended and Restated Certificate of Incorporation.

ARTICLE XIII

Section 13.1 Governance Agreement. For so long as that certain Governance Agreement, dated as of [            ], 2012, by and among the Corporation and PVF, as amended from time to time (the “Governance Agreement”), is in effect, the provisions of the Governance Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Governance Agreement.

ARTICLE XIV

Section 14.1 Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:

(a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Second Amended and Amended and Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, has been executed by its duly authorized officer this             day of             , 2012.

MRC Global Inc.

By:
Name: Daniel J. Churay
Title: Executive Vice President, General Counsel & Corporate Secretary